PRIVATE AND CONFIDENTIAL

STRATEGIC BUSINESS CONSULTING AGREEMENT

BETWEEN

DENTON X INC. AND FAR SUN GLOBAL GROUP LLC

THIS STRATEGIC BUSINESS CONSULTING AGREEMENT ("Agreement") is made and enter into on the date next to the signatures of the parties below in this Agreement ("Effective Date") by and between DentonX Inc., a Wyoming corporation ("Company") and Far Sun Global Group LLC, a Wyoming limited liability company ("Consultant") with respect to the following facts:

1. Scope of Services. The Consultant shall provide the services as detailed in the Service Order(s) from time to time submitted by the Company and accepted in writing by both the Company and the Consultant (the "Service Order(s)"). Each Service Order shall be in a form similar to the one attached as Exhibit A. Any accepted Service Order may be amended or superseded by any new Service Order only in writing executed by both parties, that expressly provided that it amends or superseded a prior Service Order. Each and all accepted Service Order including the Service Order in Exhibit A constitutes a part of this Agreement.

2. Duties of the Company. The Company shall cooperate with the Consultant in whatever way is reasonably necessary for the Consultant to provide the services contemplated hereunder and shall participate with the Consultant in handling the Company's matter. Without limiting the foregoing, the Company agrees to respond with reasonable promptness to telephone calls and other inquiries by the Consultant, review documents and correspondence, and regularly communicate with the Consultant about the matter in general, including but not limited to any suggestions, questions, or concerns that the Company has, and to promptly pay the charges for services rendered and expenses incurred hereunder. The Company further covenants to provide all relevant information and documentation requested by the Consultant necessary for the Consultant to handle the matter, and the Company acknowledges that failure to provide the information in a timely manner may affect the outcome and intended objective of the Service Order.

3. Compensation. The Company shall pay the Consultant a fee for services performed for the Company as specified in the Service Order(s). The Company shall pay the Consultant for invoiced services in cash or other such means as the parties agree upon in writing.

4. Retainer. The Company shall pay the Consultant a retainer amount detailed in the Service Order at the time of the signing of this Agreement. The retainer is an advanced payment to secure Consultant's availability for future work, and ensures Consultant's availability and commitment, but it does not guarantee a specific outcome or final product. The retainer amount is not meant to be an estimate of the total fees that may be incurred, but rather an initial payment for the purposes of establishing the relationship. The retainer amount may increase if the nature of the services is changed. The Company will be informed of changes to the retainer amount.

5. Estimates of Costs. While an estimate or indication of the amount of fees and time that will likely be incurred in any particular project may be provided from time to time, such estimates are not guaranteed amounts but rather are meant to serve as guidelines only.

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Numerous factors on any project may affect those estimates and require that they be revised. If at any time an estimate for a particular project has been given to the Company and it becomes apparent that the actual hours required for the project will significantly exceed the estimate, the Company will be informed of that fact, and the Company may elect to discontinue further action. The Company may, at any time, request a written estimate of projected fees and time associated with particular requirements or actions to be undertaken by the Service Provider.

6. Termination. Either party shall have the right to terminate this Agreement with sixty (60) days written notice to the other party. Termination and withdrawal from further engagement may occur if the Company has failed or refused to comply with its obligations hereunder and if the Company does not cure the same within ten (10) days after receiving written notice thereof. In the event a termination notice is issued, the Company shall be responsible for payment of all services and costs incurred by Consultant up to and including the date the Termination takes effect.

7. Return of the Company Records. Upon termination, the Consultant may give the Company notice that the Consultant wishes to deliver the Company's records in its possession to the Company. Within thirty (30) days, the Company shall notify the Consultant as to the address to which such records shall be delivered. If the Company does not respond within said thirty (30) day period, the Consultant shall be entitled to destroy such records, and the Company shall waive any and all claims relating to such destruction.

8. Billing Disputes and Charges. Consultant endeavors to ensures that clients are satisfied with its services and the reasonableness of the fees and disbursements charged for those services. Therefore, if Company have any questions about or objection to a billing statement or the basis for Consultant's fees, then Company should raise it promptly for discussion. Such inquiry shall be timely only if made in writing within 10 days after the date of the invoice. The Company's failure to timely set forth any such disagreement or objection to any fee for services rendered or costs incurred shall be considered to be a waiver of any such objections. In the event Company fail to pay any invoice within 30 days of the statement date, Consultant shall be entitled to charge interest at the maximum rate allowed by law, on the unpaid principal balance (consisting of fees, costs and expenses) from the date of the invoice until paid in full. Any waiver of such right shall not be deemed a waiver of any future interest. If Company object only to a portion of a statement, Consultant ask that Company pay the remainder, which will not constitute a waver of Company's objections.

9. Collection Fees. In the event of any dispute between the parties, the prevailing party shall be entitled to reasonable costs incurred, including attorneys' fees.

10. Limitations on Liability. The Consultant endeavors to perform the services contemplated in Exhibit A with reasonable care and professional skill. The Consultant does not warrant nor provide warranties of any kind, expressed or implied, including but not limited to the merchantability or fitness for use or purpose of the work performed or non-infringement. In no event shall the Consultant be liable to the Company or any third party for incidental, indirect, special, or consequential damages (including, without limitation, lost profits, loss of data, loss of use or claims of third parties) as a result of implementing this Agreement. The Company further acknowledges that Consultant does not provide legal advice and is not a broker-dealer or underwriter and does not provide services directly or indirectly related to the offering, issuance or sale of securities.

11. Confidentiality. Non-Solicitation. and Non-Circumvention. The Company agrees not to disclose the content of this Agreement, Service Orders, or subordinate Agreements to this Agreement to third parties and non-parties of this Agreement in any form,

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orally, electronically, or otherwise. Both parties agree to adhere to any executed Non-disclosure provisions of the Company and/or Consultant. Furthermore, the Company understands that the Consultant's business depends on its resources, which include but are not limited to human resources, knowledge, technology, intellectual property, partnerships, and contacts. The Company agrees, during the term of this Agreement and for a period of twenty-four (24) months after the termination of this Agreement, not to, directly or indirectly, solicit or circumvent, offer employment, hire, contract, or employ in any form for payor otherwise, any of the Consultant's resources including, but not limited to, employees, contractors, suppliers, investors, brokers, bankers, manufacturers, consultants, companies, introduced by Consultant to the Company, its directors, employees, agents, and affiliates during the performance of this Agreement without Consultant's expressed written approval. The Company shall inform in writing within seven (7) days from the Effective Date of any prior direct relationship that may affect the Consultant's contribution to the Agreement, especially as described in this section.

12. Force Majeure. Neither party hereto shall be liable for any breach of its obligation hereunder resulting from causes beyond its reasonable control, including but not limited to fire, strikes (excluding their own employees), insurrection or riots, embargoes, wrecks, or delays in transportation, inability to obtain supplies and raw materials, or regulation of any civil or military authority. Each of the parties hereto agrees to give notice forthwith to the other upon becoming aware of an event of Force Majeure, such notice to contain details of the circumstances giving rise to the Force Majeure.

13. Governing Law; Binding Arbitration. This Agreement is governed by the laws of the state of Wyoming. In the event of any disagreement as to the billing statements, both parties have the right to arbitration. Any dispute arising out of or relating to this Agreement or the services provided hereof, including but not limited to any disagreement and/or appeal remaining after the arbitration referred to in the previous sentence, shall be resolved through binding arbitration by an arbitrator under the place of the registration of the Consultant.

14. Potential Conflicts of Interest. The Company acknowledges that the Consultant has been, and may in the future be, engaged to provide services as a consultant to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of the Consultant contained in Section 11 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of the Consultant or of any member, manager, officer, employee, agent, or representative of the Consultant, to be a member, manager, partner, officer, director, employee, agent, or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of the Consultant to render services of any kind to any other corporation, firm, individual or association; provided that the Consultant and any of its member, manager, officer, employee, agent, or representative shall not use the Information to the detriment of the Company. The Consultant may, but shall not be required to, present opportunities to the Company.

15. Severability. In the event any of the provisions of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement will remain in full force and effect.

16. Amendments. This Agreement shall not be amended or modified except in writing signed or otherwise confirmed by the parties.

17. Entire Agreement. This Agreement, together with its Service Order(s), and appendices, constitutes the entire agreement between the parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no

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other promises, conditions, understandings, or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both the Company and the Service Provider.

18. Effective Date. The effective date of this Agreement will be the date on which all parties have executed this Agreement and a fully-executed copy thereof is received by Consultant. Notwithstanding the foregoing, this Agreement will govern all legal services commencing with the date Consultant first performed services. This Agreement will not take effect, and Consultant shall have no obligation to provide services, until Company pays the retainer set forth in Section 4 above.

19. Right of First Refusal. The Company agrees that if it is a party to any merger, acquisition, or any other business combination within two years of this Agreement, and it decides to engage in incubation and management services on a fee basis in connection therewith, the Company shall give prompt written notice of such an event to the Consultant, and the Consultant shall be entitled to a 60-day right of first refusal, beginning on the day the Consultant receives such written notice from the Company of such event, to provide services to the Company. If such right of first refusal is exercised by the Consultant, the terms of any such engagement of the Consultant will be separately agreed upon between the Company and the Consultant and will be no less favorable to the Company than the engagement the Company negotiated with the other party. Nothing contained herein to the contrary shall preclude the Company from continuing to raise capital on its own behalf.

20. Consent To Electronic Communication. In order to maximize efficiency, Consultant intend to use common electronic communications technology, including email, cellular telephones, video-conferencing, text-messaging and file-sharing systems such as DropBox. The current state of the art is such that using the aforesaid technology may place confidential or privileged information at risk of inadvertent disclosure. Company agree and acknowledge that the convenience and usefulness of such technology outweighs the associated risk. Accordingly, Company hereby consent to the use of such technology and assume the risks associated therewith.

21 . This Agreement May Be Signed In Counterpart. Facsimile signatures of the Company and Consultant shall be effective as original signatures.

[SIGNATURES ON NEXT PAGE]

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[SIGNATURE PAGE OF AGREEMENT]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed effective on the day and year first above written.

DentonX Inc.	Far Sun Global Group LLC

By: /s/ Luis Carlos Ung	By: /s/ Irene Chung
Luis Carlos Ung	Irene Chung
Title: CEO	Title: Managing Director
Date: September 27, 2025	Date

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EXHIBIT A

Service Order Form

Company:	DentonX Inc
Address:	1999 Harrison Street, Suite 1800,
Oakland, CA 94612
Project Name:	Strategic Business Consulting
Project Status:	New contract

Consultant is a service provider under the Company's Corporate Development and Financial Consulting Agreement with Fairbanks Global Partners II LLC dated September 23, 2025. The Company acknowledges Consultant's involvement as a subcontractor in the Project described below by executing Consultant's Strategic Business Consulting Agreement .

Upon acceptance of this Service Order ("SO") by the Company, the Consultant is hereby authorized to provide the services described below according to the Strategic Business Consulting Agreement ("Agreement") between the parties hereto.

Objective and Description of the Project

• To form a publicly reporting company with the U.S. Securities Exchange Commission ("SEC") under the securities laws of the United States of America;

• To provide assistance in support of the Company's capital raising for its operations and expansion plans;

• To drive the Project's Strategic Business Development efforts;

• To provide financial advisory and strategiC consulting services outlined in the SO.

Scope of Services

This SO defines the services to be provided by Consultant in furtherance of the Company's strategic business development plan to become a publicly reporting company in the United States with the ability to raise capital and to execute its expansion plans.

Consultant shall provide its services on a best-effort basis:

1. Corporate structuring and SEC reporting readiness

• Advise on the formation of a U.S. reporting company; SEC filing requirements; reporting requirements; the application process; and assist with the application process.

• Assist in developing corporate governance policy, corporate compliance and disclosure frameworks to align with the public market standards.

2. Capital Raising Support

• Provide strategic guidance on capital raising initiatives, including equity, debt, and hybrid structures.

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• Assist in the preparation of investor presentations, offering memoranda, and related fundraising materials.

• Support engagement with institutional investors, private equity, and strategic capital partners.

3. Strategic Growth & Expansion Advisory

• Advise on acquisition opportunities, joint ventures, and strategic partnerships in non-bank lending and adjacent sectors

• Conduct financial and strategic assessments of potential targets.

• Support integration planning under the Company's platform model.

4. Financial & Valuation Advisory

• Assist in financial modeling, valuation analyses, and scenario planning.

• Advise on capital allocation strategies to maximize shareholder value.

5. Corporate Development Program Management

• Provide ongoing strategic consulting services to align execution with the Company's long-term objectives.

• Monitor progress and provide recommendations to ensure alignment with the Company's IPO readiness and expansion roadmap.

Payment Schedule (All cash payments are denominated in US Dollars unless specified in this SO).

1. Retainer. As a material consideration for Consultant agreeing to the initial partial payment of its retainer fee, the parties hereto agree that the initial retainer referenced in Section 4 of the Agreement shall be paid to Consultant in two payments as follows: U.S.$ 40,000 shall be paid upon execution of the Agreement, and the balance of $40,000 on or before November 5, 2025.

2. Professional Service Fee

a. Company shall pay the Consultant Fees for Services ("Service Fee") based on actual time spent using the Fee Schedule attached as Exhibit B. Payment of the Service Fee may be made in both cash and non-cash forms, as mutually agreed upon by the Company and the Consultant. If any portion of the fee is paid in equity, the equity will be valued at the Company's current fair market valuation, with a 30% discount applied. This discount percentage may be adjusted by mutual agreement between the Company and the Consultant.

b. Any unpaid invoices that are past due for 45 days shall be paid through a promissory note with an annual interest rate of 9.5%, subject to mutual consent.

c. Unpaid invoices and any non-cash payment will incur a 15% additional handling fee for the amount.

d. For clarity, Pre-Effective Services (as defined in Section 3 of the Agreement) performed by the Consultant prior to September 3, 2025 are billable under this Service Order.

3. Consulting Success Compensation

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a. The Consultant may earn consulting success-based compensation upon achieving mutually agreed business or strategic milestones, including (but not limited to) the execution of strategic partnerships, board-approved transactions, achievement of revenue or growth benchmarks, or other corporate development outcomes ("Consulting Success Compensation").

b. Consulting Success Compensation will be based on milestone phases documented and agreed upon in writing by both the Company and the Consultant.

c. Payment is due upon completion of the agreed milestone, and may be made in cash, non-cash consideration, or equity, as mutually agreed by the parties.

d. For clarity, the Consultant does not act as a broker-dealer, underwriter, or placement agent, and its compensation is tied to advisory and consulting services, not to the purchase or sale of securities.

IN WITNESS WHEREOF, this SERVICE ORDER FORM is effective as of the date of the signing.

For Company:	For Consultant:
DentonX Inc.	Far Sun Global Group LLC

By: /s/ Luis Carlos Ung	By: /s/ Irene Chung
Luis Carlos Ung	Irene Chung
Title: CEO	Title: Managing Director
Date: September 27, 2025	Date

Exhibit B – Fee Schedule	3 of 1

Exhibit B - Fee Schedule

In accordance with Sections 3 and 4 of the Agreement and approved Service Orders, the following fees are established for compensation for Services under the Service Orders and Success-Based Compensation. These Fees are subject to change, and the Consultant will notify the Company of any updates to the Fee Schedule.

The Professional Service Fee pertains to the time and effort spent on behalf of the Company. If the Company qualifies as an Incubation company, the Incubation rate may be applicable.

Success-Based Compensation is contingent on the successful completion of transactions. The Company and the Consultant should discuss the applicable Success-Based Compensation for each transaction before its completion.

Professional Service Fee

• Administrative Associate - US$ 80/ Hour

• Associate Financial Analyst - US$ 155/ Hour

• Senior Financial Analyst - US$ 285/ Hour

• Director/Supervisor - US$ 450/ Hour

• Managing Director - US$ 625/ Hour

• Managing Partner - US$ 850/ Hour

• Senior Managing Partner - US$ 1,350/ Hour

Success-Based Compensation	• Business Development Success Feel - Lehman (2.0)2 • Financial Introduction Success Fee3 - Lehman (2.0) • M&A Service Fee4 - Lehman (2.0) • Performance Override Fee for Success5 - 2%

Note:

1. Business Development Success Fee: This fee is typically charged when the Consultant contributes to the successful development of the Company's business, including securing new clients, expanding market share, forming strategic partnerships, or achieving predefined revenue targets.

2. Lehman (N) is defined as the Lehman formula at the Nth multiplier of the rate of the standard Lehman formula rate. For example, Lehman (2.0) equals 2 times Lehman, resulting in a 2 x 5% (10%) fee on the first $1 million of the transaction, 2 x 4% (8%) on the second $1 million, 2 x 3% (6%) on the third $1 million, 2 x 2% (4%) on the fourth $1 million, and 2 x 1% (2%) on everything above $4 million of the total transactional value. Similarly, Lehman (2 .5) would represent 2.5 times the Lehman formula.

3. Financial Introduction Success Fee: This fee is associated with the successful introduction of financial entities by the Firm, and is paid upon a successful transaction.

4. M&A Service Fee: This fee is charged in the context of successfully facilitating a merger or acquisition, with payment occurring upon the signing of the closing document.

5. Performance Override Fee for Success: An override fee refers to supplemental compensation or an additional payment typically provided for achieving specific outcomes or exceeding predefined performance metrics. This fee is utilized in various business contexts, such as financial transactions, where the achievement of exceptional results or surpassing established targets warrants additional compensation beyond the standard or base fee.

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